Exhibit 10.29

Letter to Incentive Unit Holders

[Bumble Letterhead]

February 25, 2023

Re: Double-Trigger Vesting Amendment[, including Good Reason Termination Addition]1

Dear [Name],

You are receiving this letter (this “Letter”) because you hold one or more awards (each, an “Award”) of Incentive Units in Buzz Holdings L.P. (“Buzz Holdings”). For additional information regarding your Award(s), please refer to your award agreement(s) (each, an “Award Agreement”).

We are pleased to inform you that the Board of Directors (the “Board”) of Bumble Inc. (“Bumble”), the general partner of Buzz Holdings, approved the following amendments to the portion of your Award that is subject to vesting on the earlier of (x) achievement of specified exit-vesting terms and (y) a time-vesting schedule (the “Modified Award”):2

1.
CIC Treatment Amendment: The Board approved an amendment to the Modified Award to provide that this Award will not automatically be forfeited (to the extent unvested) upon a “Change of Control” (as defined in the Buzz Holdings partnership agreement, as amended and/or restated from time to time, a “CIC”) such that, (i) subject to your continued employment or service through such event, your Modified Award will not be forfeited upon the occurrence of a CIC, and (ii) following a CIC (x) subject to your continued employment or service through the applicable date, your Modified Award will be eligible to continue vesting pursuant to the applicable time-vesting schedule and (y) your Modified Award will be eligible to vest in connection with a CIC Qualifying Termination (as set forth below).
2.
Double-Trigger Vesting Amendment: The Board also approved the addition of “double-trigger” vesting treatment to your Modified Award. Please note that the portion of your Award(s) that is not the Modified Award is already subject to “double-trigger” vesting treatment.

For purposes of the Modified Award, “double-trigger” vesting treatment means that, if your employment or service is terminated by Bumble or one of its subsidiaries without “Cause” (as defined in your Award Agreement(s)) or by you for “Good Reason” (as defined in your employment agreement, but only if such agreement contains a definition of “Good Reason”), in either case, in the two-year period following a CIC (a “CIC Qualifying Termination”), your Modified Award will accelerate and vest and become exercisable (if applicable) in full upon such termination.

[For the avoidance of doubt, the CIC Treatment Amendment and the Double-Trigger Vesting Amendment are in addition to, and not in lieu of, any vesting set forth in your Award Agreement that contemplates vesting (or eligibility to vest) of your Award in connection with or following a CIC.]3

1 Note: For holders of Incentive Units other than Board members.

2 For more information, see the August 22, 2022 letter regarding Additional Vesting Opportunity for Performance-Based Awards.

3 Note: For Whitney Wolfe Herd only.

[In addition, the Board also approved a modification to your outstanding Award(s) (including, for avoidance of doubt, the Modified Award) to provide that if you terminate your employment for “Good Reason” (as defined in your employment agreement) within the two-year period following a CIC, your Award(s) will accelerate and vest and become exercisable (if applicable) in full upon such termination, to the extent that your Award(s) do not already provide for such treatment.]4

For the avoidance of doubt, except as provided in this Letter, your Award(s) remains unchanged and will continue in full force and effect in accordance with your Award Agreement(s) and the Buzz Holdings partnership agreement.

If you have any questions, please reach out to [equity compensation mailbox email address]. We thank you for your continued hard work and dedication to Bumble!

Sincerely
Buzz Holdings L.P.

By:
Name:
Its:

4 For holders of Incentive Units other than Board members.